January 24, 2000

Fax: (212) 977-1600

Robert Maerz
Chief Executive Officer
MSH Entertainment Corporation
244 W 54th Street
New York, New York 10019

Re: Stock Option Agreement

Dear Bob,

Based on our discussions the following shall serve as a Deal Memorandum incorporating the agreed upon deal points between the Principals of Aston Entertainment Group, Inc., (Aston) and MSH Entertainment Corporation, (MSH), collectively the (Parties) pertaining to a stock purchase option agreement between the parties.

1.       Stock Purchase Option:

         A. MSH has agreed to provide Aston and/or its associates with the option to purchase up to 7,198,657 shares of MSH Common Stock @ $.14 per share. The parties understand that the purchase of said stock is subject to Rule 144 of the Securities and Exchange Commission and that these shares are restricted from sale until such time as the restrictions are lifted or become free trading under Rule 144. The parties hereby agree that within 60 days of the date MSH common stock becomes registered under the Securities Exchange Act of 1934, MSH shall prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended (the "Act"), to register the offer and sale to the public of all said shares pursuant to this stock purchase option that have been previously exercised.

         B. MSH shall pay all expenses incurred by MSH in connection with such registration, including without limitation (i) all registration and filing fees, (ii) all printing expenses,
                  (iii) all fees and dispursements of counsel and independent public accountants for the company, (iv) all Blue Sky fees and expenses (including fees and expenses of company counsel in connection with Blue Sky surveys), and (v) the entire expense of any special audits incident to or required by any mach registration; provided, however, that all underwriting discounts and selling commissions applicable to the sales of Shares in connection with any such registration shall be borne by such Selling Shareholders.

         C. The parties agree that the stock purchase option shall expire 11 months from the execution date of this Deal Memorandum.

2.       Entire Understanding:

         A. This document represents the entire and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, understandings or representations whether oral or written between the parties regarding the subject matter hereof and shall remain in effect as The Agreement and be binding on the parties until such time as a Stock Purchase Agreement is executed, if ever.

3.       Amendments and Changes:

         A. This Agreement cannot be amended, modified or changed in any way whatsoever except by a written instrument duly signed by the Parties hereto.

4.       Authority:

         A. The parties hereto warrant and represent that they have the power and authority to enter into this Agreement.

5.       Governing Law:

         A. This Agreement shall be construed in accordance with and governed by tbe laws of the State of Florida and the Parties hereto agree that in the event of any disputes under this Agreement, said disputes shall be subject to arbitration and be bound by the rules and regulations of the American Arbitration Association with respect to resolution of any disputes arising hereunder.

The Parties herein have fully read, understood and executed this Agreement freely and voluntarily. By signing in the spaces provided below, the Parties accept and agree to all the tams and conditions of this Agreement.

In Witness Whereof the Parties hereto have caused this Agreement to be duly executed.



/s/ Robert P. Maerz                              /s/ 2/1/2000
-------------------------------                  -------------------------------
Robert P. Maerz - Chariman\CEO                   Today's Date
MSH Entertainment Corporation



/s/ Anthony R. Asfur                             /s/ 2/1/2000
-------------------------------                  -------------------------------
Anthony R. Asfur - Principal\CEO                 Today's Date
Aston Entertainment Group, Inc.



/s/ Dale J. Sexton                               /s/ 2/1/2000
-------------------------------                  -------------------------------
Dale J. Sexton - Principal\COO                   Today's Date
Aston Entertainment Group, Inc.

                       Addendum to Stock Option Agreement


            THIS ADDENDUM is made this 15th day of February, 2000 between Aston Entertainment Group, Inc., (Aston) and MSH Entertainment Corporation, (MSH).

            WHEREAS, it is agreed to by the parties that under section 1, Stock Purchase Option, pursuant to the Stock Purchase Letter of Agreement dated January 24th, 2000, and executed on February 1st, 2000, the number of shares shall be increased an additional 1,788,714 shares for a total number of shares of 8,987,371.


In Witness Whereof the Parties hereto have caused this Addendum to be duly executed.



/s/ Anthony R. Asfur                             /s/ Robert P. Maerz
-------------------------------                  -------------------------------
Anthony R. Asfur                                 Robert P. Maerz
Aston Entertainment Group, Inc.                  MSH Entertainment Corporation